EXHIBIT 23.1

COMPUMED, INC.
FORM 10-KSB FOR THE PERIOD ENDED SEPTEMBER 30, 2007

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 and Forms S-3 and each related Prospectus pertaining to the 1992 Stock Option Plan, 2002 Stock Option Plan, the 2003 Stock Incentive Plan, and the 2006 Stock Incentive Plan of CompuMed, Inc. of our report dated December 18, 2007, with respect to the balance sheet of CompuMed, Inc. as of September 30, 2007 and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 2007 and 2006, which report appears in the September 30, 2007 Annual Report on Form 10-KSB of CompuMed, Inc.

December 26, 2007	By:	/s/ Rose, Snyder & Jacobs
Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants
Encino, California